EXHIBIT 99.1

PRIME GROUP REALTY TRUST ANNOUNCES SALE OF EXTENDED STAY
INVESTMENT, RELEASE OF CITICORP LOAN AND GRANT OF SUMMARY
JUDGMENT IN PRIME/MANSUR LITIGATION

Chicago, IL. September 24, 2009 – Prime Group Realty Trust (NYSE: PGEPRB; the “Company”) today announced that PGRT ESH, Inc. (“PGRT ESH”), a wholly-owned subsidiary of the Company, sold its membership interests in BHAC Capital IV, L.L.C. (“BHAC”), an entity which owns 100% of Extended Stay Hotels, Inc. (“ESH”), to LSG-ESH LLC (“LSG-ESH”), an affiliate of the Company’s Chairman of the Board and parent company. In connection with the transfer, PGRT ESH was released from its obligations under a loan from Citicorp USA, Inc. (the “Citicorp Loan”) which encumbers the BHAC membership interests. The principal amount of the Citicorp Loan as of the effective date was $80.0 million. The Citicorp Loan was non-recourse to PGRT ESH, the Company and its subsidiaries, but as a result of the transaction, the Citicorp Loan will no longer be a liability on the Company’s financial statements.

ESH and its affiliates own mid-price extended-stay properties in the United States and Canada. The transfer of the BHAC membership interest was approved unanimously by the Company’s independent Trustees. As previously disclosed, on Monday, June 15, 2009, ESH filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court in the Southern District of New York. BHAC did not file for bankruptcy protection.

The consideration for the sale of the BHAC membership interests to LSG-ESH was LSG-ESH’s assumption of all of PGRT ESH’s rights and obligations under the Citicorp Loan. In connection with the transfer, the terms of the Citicorp Loan were amended and restated and the maturity date of the loan was extended. The transaction was effective as of July 16, 2009 and the documents were finalized on September 18, 2009.

In addition and as previously disclosed, one of the Company’s subsidiaries was the defendant in a lawsuit in the Circuit Court of Cook County Illinois brought by Prime/Mansur Investment Partners, LLC (“Prime/Mansur”), an affiliate of Michael Reschke and E. Barry Mansur, alleging that our termination of a purchase and sale agreement that provided for Prime/Mansur’s acquisition of our membership interest in Plumcor Thistle, L.L.C. was not justified. Prime/Mansur requested the Court grant it either specific performance or damages in the amount of $5.0 million. On Monday September 21, 2009, the Judge in the case granted our motion for summary judgment and ruled that Prime/Mansur’s case had no merit. Prime/Mansur may or may not appeal the decision and if it does, we intend to vigorously defend the Judge’s decision.

About Prime Group Realty Trust

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 8 office properties containing an aggregate of 3.3 million net rentable square feet and a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet. The Company leases and manages approximately 3.3 million square feet comprising all of its wholly-owned properties. In addition, the Company is the asset and development manager for an approximately 1.1 million square foot office building located at 1407 Broadway Avenue in New York, New York. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300